Exhibit 99.1

Kroger Delivers Strong Fourth Quarter and Fiscal Year 2020 Results

Issues 2021 Full Year Guidance

Fiscal Q4 Highlights

•	Identical Sales without fuel grew 10.6%, digital sales grew 118%
•	EPS of ($0.10); Adjusted EPS of $0.81
•	Operating Loss of ($158 million); including a $989 million charge for UFCW pension commitments; Adjusted FIFO Operating Profit of $837 million

Fiscal 2020 Highlights

•	Identical Sales without fuel grew 14.1%, digital sales grew 116%
•	Record Our Brands sales of $26.2 billion, up 13.6%
•	EPS of $3.27; Adjusted EPS of $3.47
•	Operating Profit of $2.8 billion; Adjusted FIFO Operating Profit of $4.1 billion
•	Committed $2.5 billion to support and safeguard associates, customers, and communities, which includes the UFCW pension commitments
•	Cost savings exceeded $1 billion for third consecutive year
•	Alternative profit contributed incremental $150 million of operating profit fueled by retail media

CINCINNATI, March 4, 2021 -- The Kroger Co. (NYSE: KR) today reported its fourth quarter and fiscal year 2020 results.

Comments from Chairman and CEO Rodney McMullen

“I am incredibly humbled by the strength of our associates and what we continue to accomplish together. Our customers are at the center of everything we do and we will continue to serve them as we have since the beginning of the pandemic, through our leadership in food and as a health partner, providing COVID-19 testing and vaccines.

“Kroger continued to grow market share during the quarter. Our ability to meet our customers’ evolving needs is a testament to our deep competitive moats, disciplined investments in our increasingly robust digital capabilities, as well as our associates’ relentless focus on our customers. We finished fiscal year 2020 with strong sales and earnings, as heightened demand for fresh, convenient food and meal solutions across modalities, including in store, pick up and home delivery, continued throughout the fourth quarter.

“Supported by our strong performance and cash position, we were pleased to commit more than $2.5 billion to safeguard the environment our associates and customers work and shop in and to reward associates, including nearly $1 billion to better secure pensions.”

Fourth Quarter Financial Results

	4Q20 ($ in millions; except EPS)	4Q19 ($ in millions; except EPS)
ID Sales* (Table 4)	10.6%	2.0%
EPS**	$(0.10)	$0.40
Adjusted EPS (Table 6)	$0.81	$0.57
Operating (Loss) Profit**	$(158)	$537
Adjusted FIFO Operating Profit (Table 7)	$837	$758
FIFO Gross Margin Rate*	Decreased 6 basis points
OG&A Rate*	Decreased 7 basis points

*without fuel and adjustment items, if applicable

** Includes a $989 million pre-tax charge related to UFCW pension commitments and adjustment items, if applicable

Total company sales were $30.7 billion in the fourth quarter, compared to $28.9 billion for the same period last year. Excluding fuel and dispositions, sales grew 10.7%.

Gross margin was 22.9% of sales for the fourth quarter. The FIFO gross margin rate, excluding fuel, decreased 6 basis points compared to the same period last year, reflecting continued price investments offset by growth in alternative profit streams and sourcing benefits.

The LIFO credit for the fourth quarter was $84 million, compared to a LIFO charge of $36 million for the same period last year. The LIFO credit was primarily driven by fourth quarter working capital improvements in pharmacy inventory and dairy deflation.

The Operating, General & Administrative rate decreased 7 basis points, excluding fuel and adjustment items, which reflects sales leverage and execution of cost savings initiatives, offset by continued COVID-19 related investments to protect the health and safety of associates, customers and communities and increased incentive costs.

Rent and depreciation, excluding fuel, decreased 28 basis points due to sales leverage.

As a result of the UFCW pension charge, the income tax rate was a benefit for the fourth quarter of 2020 of 30.8%. This compared to a rate of 18.3% for the same period last year which was lower than our effective rate due to an increase in tax deductions.

Fiscal 2020 Financial Results

	2020 ($ in billions; except EPS)	2019 ($ in billions; except EPS)
ID Sales* (Table 4)	14.1%	2.0%
EPS**	$3.27	$2.04
Adjusted EPS (Table 6)	$3.47	$2.19
Operating Profit**	$2.8	$2.3
Adjusted FIFO Operating Profit (Table 7)	$4.1	$3.0
FIFO Gross Margin Rate*	Increased 14 basis points
OG&A Rate*	Decreased 6 basis points

*without fuel and adjustment items, if applicable

** Includes a $989 million pre-tax charge related to UFCW pension commitments and adjustment items, if applicable

Total company sales were $132.5 billion in 2020, compared to $122.3 billion for the same period last year. Excluding fuel and dispositions, total sales grew 14.2%.

Gross margin was 23.3% of sales for 2020. The FIFO gross margin rate, excluding fuel, increased 14 basis points compared to the same period last year. This increase was primarily driven by sales leverage, growth in alternative profit streams, and sourcing benefits, partially offset with continued price investments.

The LIFO credit for 2020 was $7 million, compared to a LIFO charge of $105 million in 2019. The LIFO credit was primarily driven by fourth quarter working capital improvements in pharmacy inventory and dairy deflation.

The Operating, General & Administrative rate decreased 6 basis points, excluding fuel and adjustment items, which reflects sales leverage and execution of cost savings initiatives, offset by continued COVID-19 related investments to protect the health and safety of associates, customers and communities and increased incentive costs.

Rent and depreciation, excluding fuel, decreased 31 basis points due to sales leverage.

The income tax rate for 2020 was 23.2% compared to 23.7% for the same period last year. The income tax rate is lower compared to 2019 due to the unfavorable impact of the Lucky’s Market impairment charge in 2019.

Capital Allocation Strategy

Kroger reduced net total debt by $2.0 billion over the last four quarters. Kroger's net total debt to adjusted EBITDA ratio is 1.75, compared to 2.48 a year ago (Table 5). The company's net total debt to adjusted EBITDA ratio target range is 2.30 to 2.50.

In total, Kroger returned $1.9 billion to shareholders in 2020. Kroger repurchased $1.32 billion of shares in 2020 under its board authorizations. Kroger increased the dividend by 13 percent, from 64¢ to 72¢ per year, marking the 14th consecutive year of dividend increases, which resulted in a payout of $534 million.

2021 Guidance

Comments from CFO Gary Millerchip

“As a result of strong execution of our strategy, enabled by continued investments in our customers and associates, we are accelerating the momentum in our business. Looking ahead to 2021, evaluating our performance using the two-year period of 2020 and 2021 more accurately measures this underlying momentum. We expect our two-year identical sales stack*** to be in the range of 9% to 11%. In addition, we expect our adjusted net earnings per diluted share and adjusted FIFO operating profit to have compounded annual growth rates of between 12% and 16% and 5.4% and 8.5%, respectively. Over the two years, this would result in total shareholder return significantly above our previously communicated target of 8-11%.

“Our 2021 guidance contemplates continued investments in associates and customers plus ongoing COVID-19 related costs, balanced with continued execution of cost savings initiatives and growth in our alternative profit businesses.

“We remain committed to delivering strong and attractive total shareholder return over the long term and expect our 2021 operating profit guidance to represent a new, higher baseline from which we will deliver total shareholder return of 8-11%. We look forward to sharing more about our future growth plans at our upcoming investor day.”

Full Year 2021 Guidance

	IDs (%)	EPS ($)	Operating Profit ($B)	Tax Rate**	Cap Ex ($B)	Free Cash Flow ($B)****
Adjusted*	(3.0%) - (5.0%)	$2.75 - $2.95	$3.3 - $3.5	23%	$3.4 - $3.6	$1.6 - $1.8
2-Year Basis***	9.1% - 11.1% (Stack)	12% - 16% (CAGR)	5.4% - 8.5% (CAGR)			$2.9 - $3.0 (Average)

* Without adjusted items, if applicable; Identical sales is without fuel; Operating profit represents FIFO Operating Profit. Kroger is unable to provide a full reconciliation of the GAAP and non-GAAP measures used in 2021 guidance without unreasonable effort because it is not possible to predict certain of our adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of our control and its unavailability could have a significant impact on 2021 GAAP financial results.

** This rate reflects typical tax adjustments and does not reflect changes to the rate from the completion of income tax audit examinations, which cannot be predicted.

*** Identical sales, without fuel, guidance for 2-year basis represents the sum of actual 2020 identical sales and 2021 guidance. The 2-year basis guidance items denoted with CAGR represent the compounded annual growth rate utilizing 2019 as the base year. Average free cash flow is the average of actual 2020 free cash flow and 2021 guidance.

**** 2021 free cash flow guidance includes a $300M payment of deferred payroll taxes. This excludes planned payments related to the restructuring of multi-employer pension plans.

Fourth Quarter 2020 Highlights

Customer Obsession

•	Our Brands achieved its best year ever, exceeding $26.2 billion in sales
•	Simple Truth achieved a major milestone, exceeding $3 billion in annual sales for the first time and launched 53 new items in our Plant Based collection
•	Expanded to 2,223 Pickup locations and 2,472 Delivery locations, covering 98% of Kroger households
•	Expanded partnership with Ocado with plans to construct an additional Customer Fulfillment Center in the Southwest U.S. and leverage capabilities from its in-store fulfillment solution with the best of Kroger’s solutions to support the rapid growth of pickup demand
•	Kroger Precision Marketing was rated #1 for Targeting Effectiveness, Measurement Capabilities and ability to drive CPG Sales (tie) in a survey by the Path to Purchase Institute
●	Kroger Health administered more than 665,000 COVID-19 vaccines as of February 28th to eligible populations and was selected to be part of the Biden’s Administration’s Federal Retail Pharmacy Program. Additionally, launched a new COVID-19 vaccine scheduling tool and hotline
•	Celebrated first anniversary of brand launch, new logo design and Fresh for Everyone campaign

Associate Experience

•	Continued investment in Kroger associate wages has increased Kroger’s average hourly wage to $15.50 an hour, with average hourly rate over $20 per hour with comprehensive benefits factored in, benefits that many of our competitors don't offer
•	Invested nearly $1 billion to secure pensions for over 30,000 associates
•	Helping Hands Fund issued 5,722 grants in 2020 to assist associates facing hardships
•	Announced a $100 incentive for all associates who receive the COVID-19 vaccination
•	Vaccinated 38,000 associates against COVID-19 as of February 28th
•	Invested approximately $275 million to reward associates and to protect them and customers through the continued implementation of dozens of safety measures during the fourth quarter
•	More than 3,100 associates, 86% of whom are hourly, have taken advantage of Kroger’s best-in-class education assistance program in 2020 alone

Live Our Purpose

•	The Kroger Co. Foundation announced recipients of the Racial Equity Fund Build It Together grant challenge, an initiative awarding $3 million in grants and forging partnerships with innovating organizations to help build more equitable, inclusive communities
•	Introduced the founding members of Kroger’s Diversity, Equity & Inclusion Advisory Council, which will work closely with senior leaders and associates to ensure the company continues to create a more equitable future for the communities we serve
•	Named one of the Best Places to Work for LGBTQ Equality for the third consecutive year
•	Named to the Dow Jones Sustainability North America Index (DJSI) for the eighth consecutive year
•	Recognized by Newsweek as one of America’s Most Responsible Companies of 2021
•	Reduced total waste sent to landfill – including food waste – by approximately 5% in 2020 through Zero Hunger | Zero Waste initiatives

About Kroger

At The Kroger Co. (NYSE: KR), we are Fresh for Everyone™ and dedicated to our Purpose: To Feed the Human Spirit®. We are, across our family of companies, nearly half a million associates who serve over 11 million customers daily through a seamless shopping experience under a variety of banner names. We are committed to creating #ZeroHungerZeroWaste communities by 2025. To learn more about us, visit our newsroom and investor relations site.

Kroger's fourth quarter 2020 ended on January 30, 2021.

Note: Fuel sales have historically had a low gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result, Kroger discusses the changes in these rates excluding the effect of fuel.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute "forward-looking statements" about the future performance of the company. These statements are based on management's assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words or phrases such as “achieve,” “believe,” “contemplates,” “continue,” “deliver,” “expect,” “future,” “guidance,” “strategy,” “target,” “trends,” and “will.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” in our annual report on Form 10-K for our last fiscal year and any subsequent filings, as well as the following:

•	Kroger's ability to achieve sales, earnings, incremental FIFO operating profit, and adjusted free cash flow goals may be affected by: COVID-19 related factors, risks and challenges, including among others, the length of time that the pandemic continues, the temporary inability of customers to shop due to illness, quarantine, or other travel restrictions or financial hardship, shifts in demand away from discretionary or higher priced products to lower priced products, or stockpiling or similar pantry-filling activities, reduced workforces which may be caused by, but not limited to, the temporary inability of the workforce to work due to illness, quarantine, or government mandates, temporary store closures due to reduced workforces or government mandates, or the availability and efficacy of a vaccine; labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger's response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, changes in tariffs, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs and the extent and effectiveness of any COVID-19 stimulus packages; manufacturing commodity costs; diesel fuel costs related to Kroger's logistics operations; trends in consumer spending; the extent to which Kroger's customers exercise caution in their purchasing in response to economic conditions; the uncertainty of economic growth or recession; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger's ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger's ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the effect of public health crises or other significant catastrophic events, including the coronavirus; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger's future growth plans; the ability to execute our growth strategy and value creation model, including continued cost savings, growth of our alternative profit businesses, and widening and deepening our strategic moats of fresh, our brands, personalization, and seamless; and the successful integration of merged companies and new partnerships. Our ability to achieve these goals may also be affected by our ability to manage the factors identified above. Our ability to execute our financial strategy may be affected by our ability to generate cash flow.

•	Kroger's effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger's reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger's quarterly conference call with investors will broadcast live at 10 a.m. (ET) on March 4, 2021 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) on Thursday, March 4, 2021.

Kroger will host its 2021 Investor Conference virtually at ir.kroger.com at 9:00 a.m. (ET) on March 31, 2021.

4th Quarter 2020 Tables Include:

1.	Consolidated Statements of Operations
2.	Consolidated Balance Sheets
3.	Consolidated Statements of Cash Flows
4.	Supplemental Sales Information
5.	Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA
6.	Net Earnings Per Diluted Share Excluding the Adjustment Items
7.	Operating Profit Excluding the Adjustment Items
8.	Adjusted Free Cash Flow

--30--

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Rebekah Manis (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	FOURTH QUARTER				YEAR-TO-DATE
	2020		2019		2020		2019
SALES	$30,737	100.0%	$28,893	100.0%	$132,498	100.0%	$122,286	100.0%

OPERATING EXPENSES
MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	23,691	77.1	22,507	77.9	101,597	76.7	95,294	77.9
OPERATING, GENERAL AND ADMINISTRATIVE (a)	6,338	20.6	4,985	17.3	24,500	18.5	21,208	17.3
RENT	192	0.6	209	0.7	874	0.7	884	0.7
DEPRECIATION AND AMORTIZATION	674	2.2	655	2.3	2,747	2.1	2,649	2.2

OPERATING PROFIT (LOSS)	(158)	(0.5)	537	1.9	2,780	2.1	2,251	1.8

OTHER INCOME (EXPENSE)
INTEREST EXPENSE	(106)	(0.3)	(140)	(0.5)	(544)	(0.4)	(603)	(0.5)
NON-SERVICE COMPONENT OF COMPANY-SPONSORED PENSION PLAN COSTS	1	-	2	-	29	-	-	-
GAIN (LOSS) ON INVESTMENTS	153	0.5	(9)	-	1,105	0.8	157	0.1
GAIN ON SALE OF BUSINESSES	-	-	-	-	-	-	176	0.1

NET EARNINGS (LOSS) BEFORE INCOME TAX EXPENSE (BENEFIT)	(110)	(0.4)	390	1.4	3,370	2.5	1,981	1.6

INCOME TAX EXPENSE (BENEFIT)	(34)	(0.1)	71	0.3	782	0.6	469	0.4

NET EARNINGS (LOSS) INCLUDING NONCONTROLLING INTERESTS	(76)	(0.3)	319	1.1	2,588	2.0	1,512	1.2

NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS	1	-	(8)	-	3	-	(147)	(0.1)

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$(77)	-0.3%	$327	1.1%	$2,585	2.0%	$1,659	1.4%

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$(0.10)		$0.40		$3.31		$2.05

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	761		797		773		799

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$(0.10)		$0.40		$3.27		$2.04

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	761		804		781		805

DIVIDENDS DECLARED PER COMMON SHARE	$0.180		$0.160		$0.700		$0.620

Note:	Certain percentages may not sum due to rounding.

Note:	The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

(a)	Merchandise costs ("COGS") and operating, general and administrative expenses ("OG&A") exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)	LIFO credit of ($84) and charge of $36 were recorded in the fourth quarter of 2020 and 2019, respectively. For the year to date period, LIFO credit of ($7) and charge of $105 were recorded for 2020 and 2019, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	January 30,	February 1,
	2021	2020
ASSETS
Current Assets
Cash	$371	$393
Temporary cash investments	1,316	6
Store deposits in-transit	1,096	1,179
Receivables	1,756	1,706
Inventories	7,063	7,084
Prepaid and other current assets	876	522

Total current assets	12,478	10,890

Property, plant and equipment, net	22,386	21,871
Operating lease assets	6,796	6,814
Intangibles, net	997	1,066
Goodwill	3,076	3,076
Other assets	2,904	1,539

Total Assets	$48,637	$45,256

LIABILITIES AND SHAREOWNERS' EQUITY
Current Liabilities
Current portion of long-term debt including obligations under finance leases	$911	$1,965
Current portion of operating lease liabilities	667	597
Trade accounts payable	6,679	6,349
Accrued salaries and wages	1,413	1,168
Other current liabilities	5,700	4,164

Total current liabilities	15,370	14,243

Long-term debt including obligations under finance leases	12,502	12,111
Noncurrent operating lease liabilities	6,507	6,505
Deferred income taxes	1,513	1,466
Pension and postretirement benefit obligations	535	608
Other long-term liabilities	2,660	1,750

Total Liabilities	39,087	36,683

Shareowners' equity	9,550	8,573

Total Liabilities and Shareowners' Equity	$48,637	$45,256

Total common shares outstanding at end of period	757	788
Total diluted shares year-to-date	781	805

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$2,588	$1,512
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	2,747	2,649
Operating lease asset amortization	626	640
LIFO (credit) charge	(7)	105
Stock-based employee compensation	185	155
Expense (credit) for company-sponsored pension plans	(9)	39
Asset impairment charges	70	120
Deferred income taxes	44	(56)
Gain on sale of businesses	-	(176)
Gain on the sale of assets	(59)	(158)
Gain on investments	(1,105)	(157)
Loss on deconsolidation and impairment of Lucky's Market	-	412
Other	165	(109)
Changes in operating assets and liabilities, net of effects from mergers and disposals of businesses:
Store deposits in-transit	83	3
Receivables	(90)	(36)
Inventories	7	(351)
Prepaid and other current assets	(342)	(33)
Trade accounts payable	330	342
Accrued expenses	1,382	302
Income taxes receivable and payable	53	(142)
Operating lease liabilities	(552)	(639)
Proceeds from contract associated with the sale of business	-	295
Other	699	(53)

Net cash provided by operating activities	6,815	4,664

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,865)	(3,128)
Proceeds from sale of assets	165	273
Net proceeds from sale of businesses	-	327
Other	(114)	(83)

Net cash used by investing activities	(2,814)	(2,611)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,049	813
Payments on long-term debt including obligations under finance leases	(747)	(2,304)
Net proceeds (payments) on commercial paper	(1,150)	350
Dividends paid	(534)	(486)
Proceeds from issuance of capital stock	127	55
Treasury stock purchases	(1,324)	(465)
Other	(134)	(46)

Net cash used by financing activities	(2,713)	(2,083)

NET INCREASE (DECREASE) IN CASH AND TEMPORARY CASH INVESTMENTS	1,288	(30)

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	399	429
END OF PERIOD	$1,687	$399

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,865)	$(3,128)
Payments for lease buyouts	58	82
Changes in construction-in-progress payables	(359)	2
Total capital investments, excluding lease buyouts	$(3,166)	$(3,044)

Disclosure of cash flow information:
Cash paid during the year for interest	$564	$523
Cash paid during the year for income taxes	$659	$706

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical sales is an industry-specific measure and it is important to review it in conjunction with Kroger's financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SALES (a)

	FOURTH QUARTER		YEAR-TO-DATE
	2020	2019	2020	2019
EXCLUDING FUEL	$28,004	$25,321	$120,762	$105,806

EXCLUDING FUEL	10.6%	2.0%	14.1%	2.0%

(a)	Kroger defines identical sales, excluding fuel, as sales to retail customers, including sales from all departments at identical supermarket locations, Kroger Specialty Pharmacy businesses, jewelry and ship-to-home solutions. Kroger defines a supermarket as identical when it has been in operation without expansion or relocation for five full quarters.

Table 5. Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity. Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company's access to liquidity. The items below should be reviewed in conjunction with Kroger's financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	January 30,	February 1,
	2021	2020	Change
Current portion of long-term debt including obligations under finance leases	$911	$1,965	$(1,054)
Long-term debt including obligations under finance leases	12,502	12,111	391

Total debt	13,413	14,076	(663)

Less: Temporary cash investments	1,316	6	1,310
Less: Prepaid benefit payments	125	125	-

Net total debt	$11,972	$13,945	$(1,973)

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company's credit agreement, for 2020 and 2019.

	YEAR-TO-DATE
	January 30,	February 1,
	2021	2020
Net earnings attributable to The Kroger Co.	$2,585	$1,659
LIFO (credit) charge	(7)	105
Depreciation and amortization	2,747	2,649
Interest expense	544	603
Income tax expense	782	469
Adjustment for pension plan withdrawal liabilities	989	135
Adjustment for gain on investments	(1,105)	(157)
Adjustment for gain on sale of Turkey Hill Dairy	-	(106)
Adjustment for gain on sale of You Technology	-	(70)
Adjustment for Home Chef contingent consideration	189	(69)
Adjustment for severance charge and related benefits	-	80
Adjustment for deconsolidation and impairment of Lucky's Market attributable to The Kroger Co. (a)	-	305
Adjustment for transformation costs (b)	111	52
Other	(8)	(26)

Adjusted EBITDA	$6,827	$5,629

Net total debt to adjusted EBITDA ratio	1.75	2.48

(a)	The adjustment for impairment of Lucky's Market attributable to The Kroger Co. excludes a $107 net loss attributable to the minority interest of Lucky's Market.

(b)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below. Adjusted net earnings and adjusted net earnings per diluted share are useful metrics to investors and analysts because they present more accurately year-over-year comparisons for net earnings (loss) and net earnings (loss) per diluted share because adjusted items are not the result of normal operations. Items identified in this table should not be considered alternatives to net earnings (loss) attributable to The Kroger Co. or any other GAAP measure of performance. These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP. Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2020	2019	2020	2019
NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.	$(77)	$327	$2,585	$1,659

ADJUSTMENT FOR PENSION PLAN WITHDRAWAL LIABILITIES (a)(b)	754	3	754	104
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (a)(c)	-	-	-	(80)
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (a)(d)	-	-	-	(52)
ADJUSTMENT FOR (GAIN) LOSS ON INVESTMENTS (a)(e)	(116)	6	(821)	(119)
ADJUSTMENT FOR SEVERANCE CHARGE AND RELATED BENEFITS (a)(f)	-	-	-	61
ADJUSTMENT FOR IMPAIRMENT OF LUCKY'S MARKET ATTRIBUTABLE TO THE KROGER CO. (a)(g)	-	125	-	225
ADJUSTMENT FOR HOME CHEF CONTINGENT CONSIDERATION (a)(h)	61	(36)	141	(49)
ADJUSTMENT FOR TRANSFORMATION COSTS (a)(i)	8	37	81	37

2020 AND 2019 ADJUSTMENT ITEMS	707	135	155	127

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.
EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$630	$462	$2,740	$1,786

NET EARNINGS (LOSS) ATTRIBUTABLE TO THE KROGER CO.
PER DILUTED COMMON SHARE	$(0.10)	$0.40	$3.27	$2.04

ADJUSTMENT FOR PENSION PLAN WITHDRAWAL LIABILITIES (j)	0.97	0.01	0.95	0.13
ADJUSTMENT FOR GAIN ON SALE OF TURKEY HILL DAIRY (j)	-	-	-	(0.10)
ADJUSTMENT FOR GAIN ON SALE OF YOU TECHNOLOGY (j)	-	-	-	(0.06)
ADJUSTMENT FOR (GAIN) LOSS ON INVESTMENTS (j)	(0.15)	0.01	(1.05)	(0.15)
ADJUSTMENT FOR SEVERANCE CHARGE AND RELATED BENEFITS (j)	-	-	-	0.08
ADJUSTMENT FOR IMPAIRMENT OF LUCKY'S MARKET ATTRIBUTABLE TO THE KROGER CO. (j)	-	0.16	-	0.28
ADJUSTMENT FOR HOME CHEF CONTINGENT CONSIDERATION (j)	0.08	(0.05)	0.18	(0.07)
ADJUSTMENT FOR TRANSFORMATION COSTS (j)	0.01	0.04	0.12	0.04

2020 AND 2019 ADJUSTMENT ITEMS	0.91	0.17	0.20	0.15

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER
DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.81	$0.57	$3.47	$2.19

AVERAGE NUMBER OF COMMON SHARES USED IN
DILUTED CALCULATION	768	804	781	805

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items (continued)
(in millions, except per share amounts)
(unaudited)

(a)	The amounts presented represent the after-tax effect of each adjustment.

(b)	The pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities were $989 and $4 in the fourth quarters of 2020 and 2019, respectively. The year-to-date pre-tax adjustment to OG&A expenses for pension plan withdrawal liabilities were $989 and $135 in 2020 and 2019, respectively.

(c)	The pre-tax adjustment for gain on sale of Turkey Hill Dairy was ($106).

(d)	The pre-tax adjustment for gain on sale of You Technology was ($70).

(e)	The pre-tax adjustments for (gain) loss on investments were ($153) and $9 in the fourth quarters of 2020 and 2019, respectively. The year-to-date pre-tax adjustments for gain on investments were ($1,105) and ($157) in 2020 and 2019, respectively.

(f)	The pre-tax adjustment for severance charge and related benefits was $80.

(g)	The pre-tax adjustment for deconsolidation and impairment of Lucky's Market was $174 in the fourth quarter of 2019. For the year-to-date period, pre-tax adjustment for deconsolidation and impairment of Lucky's Market was $412 including a $107 net loss attributable to the minority interest of Lucky's Market.

(h)	The pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $80 and ($51) in the fourth quarters of 2020 and 2019, respectively. The year-to-date pre-tax adjustments to OG&A expenses for Home Chef contingent consideration were $189 and ($69) in 2020 and 2019, respectively.

(i)	The pre-tax adjustment to OG&A expenses for transformation costs was $11 and $52 in the fourth quarters of 2020 and 2019, respectively. The year-to-date pre-tax adjustment to OG&A expenses for transformation costs was $111 and $52 in 2020 and 2019, respectively. Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(j)	The amounts presented represent the net earnings (loss) per diluted common share effect of each adjustment.

Note:	2020 Fourth Quarter Adjustment Items include adjustments for pension plan withdrawal liabilities, gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2020 Adjustment Items include the fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2020 for the gain on investments, Home Chef contingent consideration adjustment and strategic transformation costs.

2019 Fourth Quarter Adjustment items include adjustments for pension plan withdrawal liabilities, the loss on investments, deconsolidation of Lucky's Market, Home Chef contingent consideration adjustment, and strategic transformation costs.

2019 Adjustment Items include the fourth Quarter Adjustment Items plus the adjustments that occurred in the first three quarters of 2019 for pension plan withdrawal liabilities, the gain on sale of Turkey Hill Dairy, the gain on sale of You Technology, the gain on investments, Home Chef contingent consideration adjustment, the impairment of Lucky's Market and severance charge and related benefits.

Table 7. Operating Profit Excluding the Adjustment Items

(in millions)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on operating profit for certain items described below.  Adjusted FIFO operating profit is a useful metric to investors and analysts because it presents more accurately year-over year comparisons for operating profit (loss) because adjusted items are not the result of normal operations.  Items identified in this table should not be considered alternatives to operating profit (loss) or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company's financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company's financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company's financial results during the periods presented.

	FOURTH QUARTER		YEAR-TO-DATE
	2020	2019	2020	2019

Operating profit (loss)	$(158)	$537	$2,780	$2,251
LIFO (credit) charge	(84)	36	(7)	105

FIFO Operating profit (loss)	(242)	573	2,773	2,356

Adjustment for pension plan withdrawal liabilities	989	4	989	135
Adjustment for Home Chef contingent consideration	80	(51)	189	(69)
Adjustment for severance charge and related benefits	-	-	-	80
Adjustment for transformation costs (a)	11	52	111	52
Adjustment for deconsolidation and impairment of Lucky's Market (b)	-	174	-	412
Other	(1)	6	(6)	29

2020 and 2019 Adjustment items	1,079	185	1,283	639
Adjusted FIFO operating profit excluding the adjustment items above	$837	$758	$4,056	$2,995

(a)	Transformation costs primarily include costs related to store and business closure costs and third party professional consulting fees associated with business transformation and cost saving initiatives.

(b)	For the year-to-date period, the adjustment for impairment of Lucky's Market includes a $107 net loss attributable to the minority interest of Lucky's Market.

Table 8. Adjusted Free Cash Flow

(in millions)

(unaudited)

Adjusted free cash flow is an important performance measure used by management, and management believes it is also a useful metric for investors and analysts to evaluate the Company's ability to generate additional funding from business operations available for dividends, managing debt levels, share repurchases and other strategic investments.  Adjusted free cash flow is one of the key financial indicators of the Company's business performance and the Company also uses adjusted free cash flow to evaluate the Company's senior management.  However, adjusted free cash flow is not a measure of financial performance or liquidity under GAAP and, therefore, should not be considered an alternative to net earnings (loss) or net cash provided by operating activities as an indicator of the Company's performance or liquidity.   Although free cash flow is a relatively standard term, numerous methods exist for calculating free cash flow. As a result, the method used by the Company's management to calculate adjusted free cash flow may differ from methods other companies use to calculate free cash flow.

The following table sets forth a reconciliation of net cash provided by operating activities to adjusted free cash flow.

	YEAR-TO-DATE
	January 30,	February 1,	February 2,
	2021	2020	2019

Net cash provided by operating activities	$6,815	$4,664	$4,164

Payments for property and equipment, including payments for lease buyouts	(2,865)	(3,128)	(2,967)

Free Cash Flow	3,950	1,536	1,197

Adjustment for company pension plans and payments related to the restructuring of multi-employer pension plans	263	-	185
Adjustment for tax effects of divestiture transactions	-	156	460

Adjusted Free Cash Flow	$4,213	$1,692	$1,842